SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K
                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


                             February 24, 2001
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                     (Date of earliest event reported)


                         JOHNS MANVILLE CORPORATION
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           (Exact name of Registrant as specified in its charter)

                         Delaware 1-8247 84-0856796
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               (State of (Commission File No.) (IRS Employer
                     Incorporation) Identification No.)

                              717 17th Street
                           Denver, Colorado 80202
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        (Address of principal executive offices, including zip code)

                               (303) 978-2000
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            (Registrant's telephone number, including area code)


                               Not Applicable
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       (Former name or former address, if changed since last report)




ITEM 1.   CHANGES IN CONTROL OF REGISTRANT

     On February 26, 2001, Berkshire Hathaway Inc. ("Berkshire"), a Delaware corporation through J Acquisition Corporation ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Berkshire, accepted for purchase 130,224,340 shares of the common stock, par value $0.01 per share (the "Shares"), of Johns Manville Corporation, a Delaware corporation (the "Company"), that had been validly tendered and not withdrawn (including shares tendered via guaranteed delivery) pursuant to Purchaser's tender offer for all of the outstanding Shares at $13.00 per Share, net to the seller in cash, without interest (the "Offer"). The Offer was made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 19, 2000, by and among the Company, Purchaser and Berkshire, which provides for, among other things, the making of the Offer by Purchaser and, following the consummation of the Offer, the merger of Purchaser with and into the Company (the "Merger"). The Shares purchased pursuant to the Offer constituted approximately 94.7% of the Shares then issued and outstanding. In addition, Berkshire already owned 4,788,900 Shares representing aproximately 3.5% of the issued and outstanding Shares.

      On February 27, 2001, the Merger provided for by the Merger Agreement became effective. Pursuant to the Merger, Shares which were not validly tendered pursuant to the Offer and accepted for purchase by Purchaser (and whose holders have not sought appraisal of their Shares in accordance with applicable provisions of Delaware law) were converted into the right to receive $13.00 per Share, net to the seller in cash, upon delivery of appropriate documentation to the Paying Agent for the Merger. As a result of the Merger, Berkshire owns 100% of the outstanding Shares of the Company.


                                 SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     JOHNS MANVILLE CORPORATION


                                     By: /s/ Dion Persson
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                                     Name:  Dion Persson
                                     Title: Vice President, Assistant
                                            General Counsel and Secretary


Date: February 27, 2001